Exhibit 99.1

FOR IMMEDIATE RELEASE

Tile Shop Holdings, Inc. Names Kirk Geadelmann as New Chief Financial Officer

Geadelmann to succeed Tim Clayton in August following transition period

MINNEAPOLIS (June 30, 2014) – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced the appointment of Kirk Geadelmann as its new Chief Financial Officer. Mr. Geadelmann will transition into the role on August 12, 2014, succeeding CFO Timothy C. Clayton, who has resigned his position to accept an executive position with another company. Mr. Clayton will remain with the Company until mid-August to ensure a smooth transition of responsibilities.

Kirk Geadelmann is a seasoned financial manager whose 23 years of professional experience includes a blend of financial and operational accomplishments, primarily in the retail industry. Prior to joining the Company, Mr. Geadelmann worked for 14 years at Best Buy, Inc., most recently serving as the corporate and international controller. During his tenure at Best Buy, Kirk was also responsible for overseeing business planning, performance management, financial accounting and SEC reporting functions. Prior to Best Buy, he held roles with BMC Manufacturing, Arthur Andersen, Allianz Insurance and Coopers & Lybrand, where he earned his CPA certification.

“Kirk is a respected financial leader, and he will be a strong addition to our executive team,” said Robert Rucker, Chief Executive Officer. “Kirk has deep roots in finance and has proven track record in the retail industry. In addition, Kirk’s prior experience working directly with our COO and auditors will enable him to quickly assimilate into the Company. We are excited that he has agreed to join The Tile Shop and are confident in his ability to oversee our financial affairs.”

“On behalf of the Company and the Board of Directors, we want to thank Tim Clayton for all of his contributions during the past two years, including our successful transition to a public reporting company” said Rucker. “Tim has been an integral part of our team during a critical time of growth, and we wish him continued success in his future endeavors.”

About Tile Shop Holdings and The Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company operates 98 stores in 30 states, with an average size of 23,000 square feet. The Company also sells its products on its website, www.tileshop.com.

Investor and Media Contact:

Lindsey Rose

Lindsey.Rose@tileshop.com

612.562.4477

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